Filed Pursuant to Rule 424(b)(2)
Registration No. 333-227662-01

PROSPECTUS SUPPLEMENT

(To Prospectus Dated October 2, 2018)

NORTHWEST NATURAL GAS COMPANY

Secured Medium-Term Notes, Series B

(Series of First Mortgage Bonds)

and

Unsecured Medium-Term Notes, Series B

Northwest Natural Gas Company (NW Natural) intends to offer from time to time its secured medium-term notes and unsecured medium-term notes. The secured medium-term notes will be secured by a mortgage that constitutes a first mortgage lien on certain gas properties owned from time to time by NW Natural. The unsecured medium-term notes will consist of notes or other unsecured evidences of indebtedness. We will refer to the secured medium-term notes and unsecured medium-term notes in this prospectus supplement collectively as the Medium-Term Notes.

The Medium-Term Notes will be offered on terms to be decided at the time of sale. NW Natural will provide specific terms of the Medium-Term Notes, including their offering prices, interest rates and maturities, in pricing supplements to this prospectus supplement. The pricing supplements may also add, update or change information contained in this prospectus supplement. You should read this prospectus supplement, the accompanying prospectus and any pricing supplement carefully before you invest.

The Medium-Term Notes are not expected to be listed on any securities exchange. There can be no assurance that there will be a secondary market for the Medium-Term Notes or liquidity on the secondary market if one develops.

NW Natural may offer the Medium-Term Notes directly or through underwriters, agents or dealers. The pricing supplements will describe the terms of any particular plan of distribution, including any underwriting arrangements. The “Plan of Distribution (Conflicts of Interest)” section on page S-12 of this prospectus supplement also provides more information on this topic.

NW Natural may sell the Medium-Term Notes to the agents as principals for resale at varying or fixed offering prices or through the agents as agents using their reasonable best efforts on NW Natural’s behalf. Unless otherwise specified in the pricing supplement, the price to the public for the Medium-Term Notes will be 100% of the principal amount. NW Natural may also sell the Medium-Term Notes directly to investors without the assistance of the agents (whether acting as principal or as agent).

Please see the discussion of risk factors contained in NW Natural’s annual, quarterly and current reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, which are incorporated by reference into this prospectus supplement, for a description of certain factors you should consider before purchasing any of the Medium-Term Notes being offered.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

BMO Capital Markets	BofA Merrill Lynch	CIBC Capital Markets

J.P. Morgan	Piper Jaffray	RBC Capital Markets

TD Securities	UBS Investment Bank	U.S. Bank National Association	Wells Fargo Securities

The date of this prospectus supplement is October 3, 2018.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents that have been incorporated by reference. NW Natural has not authorized anyone to provide you with different information. NW Natural is not making an offer of the Medium-Term Notes in any state or jurisdiction which does not permit their offer or sale. You should not assume that the information provided by this prospectus supplement or the accompanying prospectus, as well as the information NW Natural has previously filed with the Securities and Exchange Commission that NW Natural incorporates by reference, is accurate as of any date other than the date thereof. If information in this prospectus supplement updates information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the prospectus.

PROSPECTUS SUPPLEMENT

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus provide you with a general description of the Medium-Term Notes we may offer. Each time we sell Medium-Term Notes, we will provide a pricing supplement containing specific information about the Medium-Term Notes being offered. The pricing supplement may also add, update or change the information contained in this prospectus supplement. If there is any inconsistency between the information in this prospectus supplement and any pricing supplement, you should rely on the information in that pricing supplement. You should read this prospectus supplement and any applicable pricing supplement together with the additional information described under the heading “Where You Can Find More Information” in the accompanying prospectus.

NW NATURAL

Northwest Natural Gas Company was incorporated under the laws of Oregon in 1910. The company and its predecessors have supplied gas service to the public since 1859. Since September 1997, it has been doing business as NW Natural. NW Natural is a wholly-owned subsidiary of Northwest Natural Holding Company (NW Holdings), which is a utility holding company primarily engaged, through NW Natural, in the distribution of natural gas. NW Natural’s executive offices are located at One Pacific Square, 220 N.W. Second Avenue, Portland, Oregon 97209. Its telephone number is 503-226-4211.

NW Natural is principally engaged in the distribution of natural gas in Oregon and southwest Washington to over 742,000 customers. The Public Utility Commission of Oregon (OPUC) has allocated to NW Natural as its exclusive service area a major portion of western Oregon, including the Portland metropolitan area, most of the Willamette Valley and the coastal area from Astoria to Coos Bay. NW Natural also holds certificates from the Washington Utilities and Transportation Commission (WUTC) granting it exclusive rights to serve portions of three southwest Washington counties bordering the Columbia River. In total, we provide natural gas service to over 100 cities in 18 Oregon counties with an estimated population of 3.7 million in our service territory.

USE OF PROCEEDS

The net proceeds to be received by NW Natural from the sale of the Medium-Term Notes will be added to the general funds of NW Natural and used for corporate purposes, primarily to fund, in part, NW Natural’s ongoing utility construction program. A portion of the net proceeds may be used to reduce NW Natural’s short-term indebtedness (commercial paper), which was generally incurred to fund the utility construction program. As of June 30, 2018, NW Natural had approximately $47.1 million of short-term indebtedness outstanding, with a maximum maturity of 12 days and an average maturity of 7 days and bearing a weighted average interest rate of 2.3%.

DESCRIPTION OF THE SECURED NOTES

General

The secured notes, which are a series of NW Natural’s First Mortgage Bonds (First Mortgage Bonds), are to be issued under NW Natural’s Mortgage and Deed of Trust, dated as of July 1, 1946, to Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company) (Corporate Trustee), as trustee (Mortgage Trustee), which has been amended and supplemented in the past and which may be supplemented again by one or more supplemental indentures relating to the secured notes. This Mortgage and Deed of Trust, as amended and supplemented, is referred to in this prospectus supplement as the “Mortgage.”

Material terms of the secured notes and the First Mortgage Bonds are summarized below and in “Description of the Bonds” in the accompanying prospectus. The Mortgage has been filed with the SEC and is an exhibit to the registration statement filed with the SEC of which the accompanying prospectus is a part. You should read the Mortgage for provisions that may be important to you. The statements concerning the secured notes, First Mortgage Bonds and the Mortgage in this “Description of the Secured Notes” and the “Description of the Bonds” in the accompanying prospectus make use of terms defined in the Mortgage and are qualified in their entirety by express reference to the cited sections and articles. Certain of these terms may be changed with respect to any secured note by the applicable pricing supplement, which should be read in conjunction with this description.

The secured notes will be offered on a continuing basis and each secured note will mature on such date, not less than one year or more than 30 years from its date of issue, as selected by the purchaser and agreed to by NW Natural.

The pricing supplement relating to each secured note will set forth the principal amount, interest rate, interest payment dates, record dates, issue price and agent’s commission or discount, original issue and maturity dates, redemption or repayment provisions, if any, and other material terms of such secured note.

Interest

Unless otherwise specified in the pricing supplement relating to any secured note, interest on such secured note will be payable semi-annually in arrears on June 1 and December 1 of each year and at maturity.

Unless otherwise specified in the pricing supplement relating to any secured note, interest payable on any interest payment date for any secured note will be paid to the person in whose name such secured note is registered on the record date with respect to such interest payment date, which shall be the May 15 or November 15 (whether or not a business day), as the case may be, immediately preceding such interest payment date; provided that, (i) if the original issue date of any secured note is after a record date and before the corresponding interest payment date, such secured note shall bear interest from the original issue date, but payment of interest shall commence on the second interest payment date following the original issue date, and (ii) interest payable on the maturity date will be paid to the person to whom the principal thereof is paid.

Unless otherwise indicated in the applicable pricing supplement, interest on the secured notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Form, Exchange and Payment

The secured notes will be issued in fully registered form in denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000. The secured notes will be exchangeable at the office of Deutsche Bank Trust Company Americas in New York City, without charge other than taxes or other governmental charges incident thereto. Principal, premium, if any, and interest will be payable at such office.

(See Twentieth Supplemental Indenture, Section 1.01.) However, if the secured notes are held by The Depository Trust Company (DTC) or its nominee, owners of beneficial interests in the secured notes will not be entitled to have any individual secured notes registered in their names, and transfers of beneficial interests and payments of principal, premium, if any, and interest will be made as described herein under “Book-Entry System.”

Redemption

Optional Redemption at Fixed Redemption Prices

To the extent, if any, provided in the pricing supplement relating to any secured note, such secured note will be redeemable, on 30 days’ notice, in whole or in part, at any time on or after the initial redemption date, if any, fixed at the time of sale and set forth in the applicable pricing supplement. On or after the initial redemption date, such secured note will be redeemable in whole or in part, at the option of NW Natural, at a redemption price determined in accordance with the following paragraph or as described in the related pricing supplement, plus accrued interest to the redemption date.

Unless otherwise specified in the pricing supplement relating to any secured note, the redemption price for each secured note subject to redemption shall, for the twelve-month period commencing on the initial redemption date, be equal to a certain percentage of the principal amount of such secured note and thereafter, shall decline for the twelve-month period commencing on each anniversary of the initial redemption date by a percentage of the principal amount (Reduction Percentage) until the redemption price shall be 100% of the principal amount. The initial redemption date and price and any Reduction Percentage with respect to each secured note subject to redemption will be fixed at the time of sale and set forth in the applicable pricing supplement.

If so specified in the pricing supplement relating to any secured note, NW Natural may not, prior to the redemption limitation date, if any, set forth in such pricing supplement, redeem such secured note as described above as a part of, or in anticipation of, any refunding operation by the application, directly or indirectly, of moneys borrowed having an effective interest cost to NW Natural (calculated in accordance with generally accepted financial practice) of less than the effective interest cost to NW Natural (similarly calculated) of such secured note.

Optional Redemption at Make-Whole Redemption Price

To the extent, if any, provided in the pricing supplement relating to any secured note, such secured note will be redeemable, on 30 days’ notice, in whole or in part, at the option of NW Natural, at any time, at a redemption price equal to the greater of (i) 100% of the principal amount thereof and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus the Make-Whole Spread, plus, in each case, accrued interest to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated yield (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Make-Whole Spread” means the amount, expressed as a percentage, fixed at the time of sale and set forth in the applicable pricing supplement.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the secured notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such secured notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by NW Natural.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

“Reference Treasury Dealer” means each of the investment banking firms or their affiliates which are primary U.S. Government securities dealers and which are appointed by NW Natural as Reference Treasury Dealers, and their respective successors; provided, however, that NW Natural shall appoint at least five Reference Treasury Dealers, and if, at the time of any determination of the Treasury Rate, there shall be less than five Reference Treasury Dealers which are, or whose affiliates are, primary U.S. Government securities dealers in the United States (each a “Primary Treasury Dealer”), then NW Natural shall appoint one or more additional investment banking firms which are, or whose affiliates are, Primary Treasury Dealers as Reference Treasury Dealers.

Redemption - General

If, at the time the notice of redemption shall be given, the redemption money has not been deposited with the Corporate Trustee, the redemption may be made subject to the receipt of such money before the redemption date, and such notice shall be of no effect unless such money is so received.

Unless otherwise indicated in the applicable pricing supplement, the secured notes will not be subject to any sinking fund.

Provisions for Maintenance of Property

While the Mortgage contains provisions for the maintenance of the Mortgaged and Pledged Property (as defined in the Mortgage), the Mortgage does not permit redemption of secured notes pursuant to these provisions.

Repayment at Option of Holder

To the extent, if any, provided in the pricing supplement relating to any secured note, such secured note will be repayable by NW Natural at the option of the registered holder thereof on the date specified in such pricing supplement (Repayment Date), at a price equal to a percentage of the principal amount of such secured note specified in such pricing supplement (Repayment Price), plus accrued interest to the date of repayment.

For any secured note to be repaid, NW Natural must receive such secured note at its office or agency in the Borough of Manhattan, The City of New York (currently, the office of the Corporate Trustee), within the period (Election Period) commencing at the opening of business and ending at the close of business on the dates specified in the pricing supplement relating to such secured note (provided that, if the last day of the Election Period shall not be a business day, the Election Period shall end at the close of business on the next succeeding business day), together with the form entitled “Option to Elect Repayment” on the reverse of, or otherwise accompanying, such secured note duly completed. Any such election so received by NW Natural within such Election Period shall be irrevocable.

The repayment option may be exercised by the registered holder of a secured note for less than the entire principal amount of such secured note, provided that the principal amount to be repaid is equal to $1,000 or an integral multiple of $1,000. All questions as to the validity, eligibility (including time of receipt) and acceptance of any secured note for repayment will be determined by the Corporate Trustee, whose determination will be final and binding.

So long as DTC or DTC’s nominee is the registered holder of the secured notes, DTC or such nominee will be the only entity that can exercise the repayment option, and repayment will be made in accordance with DTC’s repayment procedures in effect at the time. See “Book-Entry System.” In order to ensure that DTC or its nominee will timely exercise a repayment option with respect to a particular beneficial interest in the secured notes, the beneficial owner of such interest must instruct the broker or other participant through which it holds such interest to notify DTC of its election to exercise the repayment option. In addition, the beneficial owner must effect delivery of such interest at the time such notice of election is given to DTC by causing the broker or other participant through which it holds such interest to transfer such interest on DTC’s records to the Corporate Trustee. Different firms have different deadlines for accepting instructions from their customers and, accordingly, each beneficial owner of secured notes should consult the broker or other participant through which it holds an interest in the secured notes in order to ascertain the deadline by which such instruction must be given in order for timely notice to be delivered to DTC.

For a description of additional terms of the First Mortgage Bonds and the Mortgage please refer to “Description of the Bonds” in the accompanying prospectus.

DESCRIPTION OF THE UNSECURED NOTES

General

The unsecured notes are to be issued under an Indenture, dated as of June 1, 1991 (Indenture), between NW Natural and Deutsche Bank Trust Company Americas, as trustee (Indenture Trustee) and are a series of “Indenture Securities” as described in the accompanying prospectus.

Material terms of the unsecured notes and the Indenture Securities are summarized below and in “Description of the Unsecured Debt Securities” in the accompanying prospectus. The Indenture was filed with the SEC and you should read the Indenture for provisions that may be important to you. The statements concerning the unsecured notes, the Indenture Securities and the Indenture in this “Description of the Unsecured Notes” and in the “Description of the Unsecured Debt Securities” in the accompanying prospectus make use of terms defined in the Indenture and are qualified in their entirety by express reference to the cited sections and articles. Certain of these terms may be changed with respect to any unsecured note by the applicable pricing supplement, which should be read in conjunction with this description.

The unsecured notes will be offered on a continuing basis, and each unsecured note will mature on such date, not less than one year nor more than 30 years from its date of issue, as selected by the purchaser and agreed to by NW Natural.

The pricing supplement relating to any unsecured note will include the principal amount, interest rate, interest payment dates, regular record dates, issue price and agent’s commission or discount, original issue and maturity dates, redemption or repayment provisions, if any, and other material terms of such unsecured note.

Interest

Unless otherwise specified in the pricing supplement relating to any unsecured note, interest on such unsecured note will be payable semi-annually in arrears on June 1 and December 1 of each year and at maturity.

Unless otherwise specified in the pricing supplement relating to any unsecured note, interest payable on any interest payment date for any unsecured note will be paid to the person in whose name such unsecured note is registered on the record date with respect to such interest payment date, which shall be the May 15 or November 15 (whether or not a business day), as the case may be, immediately before such interest payment date; provided that, (i) if the original issue date of any unsecured note is after a record date and before the corresponding interest payment date, such unsecured note will bear interest from the original issue date but payment of interest shall commence on the second interest payment date following the original issue date, and (ii) interest payable on the maturity date will be paid to the person to whom the principal thereof is paid.

Unless otherwise indicated in the applicable pricing supplement, interest on the unsecured notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. (See Indenture, Section 310).

Form, Exchange and Payment

The unsecured notes will be issued in fully registered form in denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000. The unsecured notes will be exchangeable at the office of Deutsche Bank Trust Company Americas in New York City, without charge other than taxes or other governmental charges incident thereto. Principal, premium, if any, and interest will be payable at such office. Notwithstanding the foregoing, for so long as the unsecured notes shall be held by DTC or its nominee, owners of beneficial interests in the unsecured notes will not be entitled to have any individual unsecured notes registered in their names, and transfers of beneficial interests and payments of principal, premium, if any, and interest will be made as described herein under “Book-Entry System.”

Redemption

Optional Redemption at Fixed Redemption Prices

To the extent, if any, provided in the pricing supplement relating to any unsecured note, such unsecured note will be redeemable, on not less than 30 days’ notice, in whole or in part, at any time on or after the initial redemption date, if any, fixed at the time of sale and set forth in the applicable pricing supplement. On or after the initial redemption date, such unsecured note will be redeemable in whole or in part, at the option of NW Natural, at a redemption price determined in accordance with the following paragraph or as described in the related pricing supplement, plus accrued interest to the redemption date.

The redemption price for each unsecured note subject to redemption shall, for the twelve-month period commencing on the initial redemption date, be equal to a certain percentage of the principal amount of such unsecured note and, thereafter, shall decline for the twelve-month period commencing on each anniversary of the initial redemption date by a percentage of the principal amount (Reduction Percentage) until the redemption price shall be 100% of the principal amount. The initial redemption price and date and any Reduction Percentage with respect to each unsecured note subject to redemption will be fixed at the time of sale and set forth in the applicable pricing supplement.

If so specified in the pricing supplement relating to any unsecured note, NW Natural may not, prior to the redemption limitation date, if any, set forth in such pricing supplement, redeem such unsecured note as described above as a part of, or in anticipation of, any refunding operation by the application, directly or indirectly, of moneys borrowed having an effective interest cost to NW Natural (calculated in accordance with generally accepted financial practice) of less than the effective interest cost to NW Natural (similarly calculated) of such unsecured note.

Optional Redemption at Make-Whole Redemption Price

To the extent, if any, provided in the pricing supplement relating to any unsecured note, such unsecured note will be redeemable, on 30 days’ notice, in whole or in part, at the option of NW Natural, at any time, at a redemption price equal to the greater of (i) 100% of the principal amount thereof and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus the Make-Whole Spread, plus, in each case, accrued interest to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated yield (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Make-Whole Spread” means the amount, expressed as a percentage, fixed at the time of sale and set forth in the applicable pricing supplement.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the unsecured notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such unsecured notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by NW Natural.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference

Treasury Dealer Quotations, or (B) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

“Reference Treasury Dealer” means each of the investment banking firms or their affiliates which are primary U.S. Government securities dealers and which are appointed by NW Natural as Reference Treasury Dealers, and their respective successors; provided, however, that NW Natural shall appoint at least five Reference Treasury Dealers, and if, at the time of any determination of the Treasury Rate, there shall be less than five Reference Treasury Dealers which are, or whose affiliates are, primary U.S. Government securities dealers in the United States (each a “Primary Treasury Dealer”), then NW Natural shall appoint one or more additional investment banking firms which are, or whose affiliates are, Primary Treasury Dealers as Reference Treasury Dealers.

Redemption - General

If, at the time the notice of redemption shall be given, the redemption money has not been deposited with the Indenture Trustee, the redemption shall be made subject to the receipt of such money on or before the redemption date, and such notice shall be of no effect unless such money shall be so received. (See Indenture, Article Four.)

Unless otherwise indicated in the applicable pricing supplement, the unsecured notes will not be subject to any sinking fund.

Repayment at Option of Holder

To the extent, if any, provided in the pricing supplement relating to any unsecured note, such unsecured note will be repayable by NW Natural at the option of the registered holder thereof on the date of repayment specified in such pricing supplement at a repayment price equal to a percentage of the principal amount of such unsecured note specified in such pricing supplement, plus accrued interest to the date of repayment.

For any unsecured note to be repaid, NW Natural must receive such unsecured note at its office or agency in the Borough of Manhattan, The City of New York (currently, the office of the Indenture Trustee), within the period (Election Period) commencing at the opening of business and ending at the close of business on the dates specified in the pricing supplement relating to such unsecured note (provided that, if the last day of the Election Period shall not be a business day, the Election Period shall end at the close of business on the next succeeding business day), together with the form entitled “Option to Elect Repayment” on the reverse of, or otherwise accompanying, such unsecured note duly completed.

Any such election so received by NW Natural within such Election Period shall be irrevocable. The repayment option may be exercised by the registered holder of an unsecured note for less than the entire principal amount of such unsecured note, provided that the principal amount to be repaid is equal to $1,000 or an integral multiple of $1,000. All questions as to the validity, eligibility (including time of receipt) and acceptance of any unsecured note for repayment will be determined by the Indenture Trustee, whose determination will be final and binding.

So long as DTC or DTC’s nominee is the registered holder of the unsecured notes, DTC or such nominee will be the only entity that can exercise the repayment option, and repayment will be made in accordance with

DTC’s repayment procedures in effect at the time. See “Book-Entry System.” In order to ensure that DTC or its nominee will timely exercise a repayment option with respect to a particular beneficial interest in the unsecured notes, the beneficial owner of such interest must instruct the broker or other participant through which it holds such interest to notify DTC of its election to exercise the repayment option. In addition, the beneficial owner of unsecured notes must effect delivery of such interest at the time such notice of election is given to DTC by causing the broker or other participant through which it holds such interest to transfer such interest on DTC’s records to the Indenture Trustee. Different firms have different deadlines for accepting instructions from their customers and, accordingly, each beneficial owner of unsecured notes should consult the broker or other participant through which it holds an interest in the unsecured notes in order to ascertain the deadline by which such instruction must be given in order for timely notice to be delivered to DTC.

For a description of additional terms of the unsecured notes and the Indenture Securities please refer to “Description of the Unsecured Debt Securities” in the accompanying prospectus.

BOOK-ENTRY SYSTEM

DTC, New York, NY, will act as securities depository for the Medium-Term Notes. The Medium-Term Notes will be issued as fully-registered Medium-Term Notes registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC.

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (Direct Participants) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (DTCC). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (Indirect Participants). The DTC Rules applicable to its Participants are on file with the Securities and Exchange Commission.

Purchases of Medium-Term Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Medium-Term Notes on DTC’s records. The ownership interest of each actual purchaser of each Medium-Term Note (Beneficial Owner) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Medium-Term Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Medium-Term Notes, except in the event that use of the book-entry system for the Medium-Term Notes is discontinued.

To facilitate subsequent transfers, all Medium-Term Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Medium-Term Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Medium-Term Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Medium-Term Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of Medium-Term Notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Medium-Term Notes, such as redemptions, tenders, defaults, and proposed amendments to the Medium-Term Notes documents. For example, Beneficial Owners of Medium-Term Notes may wish to ascertain that the nominee holding the Medium-Term Notes for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Redemption notices shall be sent to DTC. If less than all of the Medium-Term Notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Medium-Term Notes unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an omnibus proxy to NW Natural as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts Medium-Term Notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Payments of redemption proceeds, principal of and interest on the Medium-Term Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from NW Natural on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, or NW Natural, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of NW Natural, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as depository with respect to the Medium-Term Notes at any time by giving reasonable notice to NW Natural. Under such circumstances, in the event that a successor depository is not obtained, Medium-Term Note certificates are required to be printed and delivered.

NW Natural may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, Medium-Term Note certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that NW Natural believes to be reliable, but NW Natural takes no responsibility for the accuracy thereof.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

The Medium-Term Notes are being offered on a continuing basis for sale by NW Natural through the agents which have agreed to use their reasonable best efforts to solicit purchases of the Medium-Term Notes. The initial agents are BMO Capital Markets Corp., CIBC World Markets Corp., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Piper Jaffray & Co., RBC Capital Markets, LLC, TD Securities (USA) LLC, UBS Securities LLC, U.S. Bancorp Investments, Inc., and Wells Fargo Securities, LLC. Should NW Natural designate other persons to act as agents, the names of such persons will be disclosed in a pricing supplement. NW Natural will pay each agent a commission which, depending on the maturity of the Medium-Term Notes, will, unless otherwise agreed, range from 0.150% to 0.750% of the principal amount of any Medium-Term Note sold through such agent.

NW Natural may also sell Medium-Term Notes to any agent, as principal, at a discount from the principal amount thereof, and the agent may later resell such Medium-Term Notes to investors and other purchasers at varying prices related to prevailing market prices at the time of resale as determined by such agent or, if so agreed, at a fixed public offering price. In the case of sales to any agent as principal, such agent may utilize a selling or dealer group in connection with resales. An agent may sell Medium-Term Notes it has purchased as principal to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such agent from NW Natural.

After the initial public offering of Medium-Term Notes to be resold to investors and other purchasers, the public offering price (in the case of a fixed price public offering), concession and discount may be changed.

The Medium-Term Notes also may be sold by NW Natural directly to purchasers. No commission will be payable to the agents on Medium-Term Notes sold directly by NW Natural.

NW Natural reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject, in whole or in part, offers to purchase Medium-Term Notes whether placed directly with NW Natural or through one of the agents. Each agent will have the right, in its discretion reasonably exercised, to reject any offer to purchase Medium-Term Notes received by it, in whole or in part.

Payment of the purchase price of the Medium-Term Notes will be required to be made in immediately available funds in New York City on the date of settlement.

No Medium-Term Note will have an established trading market when issued. The Medium-Term Notes are not expected to be listed on any securities exchange. Each of the agents may from time to time purchase and sell Medium-Term Notes in the secondary market, but is not obligated to do so. There can be no assurance that there will be a secondary market for the Medium-Term Notes or liquidity in the secondary market if one develops. From time to time, each of the agents may make a market in the Medium-Term Notes.

In connection with certain types of offers and sales of Medium-Term Notes, SEC rules permit the agents to engage in certain transactions that stabilize the price of such Medium-Term Notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Medium-Term Notes.

If the agents create a short position in any Medium-Term Notes in connection with certain types of offers and sales, i.e., if they sell more Medium-Term Notes than are set forth in the applicable pricing supplement, the agents may reduce that short position by purchasing Medium-Term Notes in the open market.

In connection with certain types of offers and sales, the agents may also impose a penalty bid on certain agents and selling group members. This means that if the agents purchase Medium-Term Notes in the open market to reduce the agents’ short position or to stabilize the price of the Medium-Term Notes, they may reclaim the amount of selling concession from the agents and selling group members who sold these Medium-Term Notes as part of the offering.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

Neither NW Natural nor any agent makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Medium-Term Notes. In addition, neither NW Natural nor any agent makes any representation that the agents will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

The agents may be deemed to be “underwriters” within the meaning of the Securities Act. NW Natural has agreed to indemnify each of the agents against, or to make contributions relating to, certain liabilities, including liabilities under such Act. NW Natural has agreed to reimburse each of the agents for certain expenses. Each of the agents may engage in transactions with, or perform services for, NW Natural in the ordinary course of business.

Conflicts of Interest

Certain agents or their affiliates may receive more than 5% of the net proceeds of this offering. See “Use of Proceeds.” Accordingly, this offering is being made in compliance with Financial Industry Regulatory Authority Rule 5121. Because the Medium-Term Notes are rated investment grade, pursuant to Rule 5121, the appointment of a qualified independent underwriter is not necessary.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to NW Natural’s Current Report on Form 8-K dated September 24, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGALITY

The legality of the Medium-Term Notes will be passed upon for NW Natural by MardiLyn Saathoff, Esquire, General Counsel of NW Natural, and by Morgan, Lewis & Bockius LLP, New York, New York. Ms. Saathoff may rely upon the opinion of Morgan, Lewis & Bockius LLP, as to certain legal matters arising under New York law and upon the opinion of Stoel Rives LLP, Portland, Oregon, as to certain legal matters arising under Oregon law. Morgan, Lewis & Bockius LLP may rely upon the opinions of Ms. Saathoff and Stoel Rives LLP, Portland, Oregon, as to all legal matters arising under Oregon law, and Ms. Saathoff and Morgan, Lewis & Bockius LLP may rely upon the opinion of Stoel Rives LLP, Portland, Oregon, as to all legal matters arising under Washington law. Ms. Saathoff is regularly employed by NW Natural, participates in various employee benefit plans under which she may receive shares of common stock of NW Holdings and currently beneficially owns less than one percent of the outstanding shares of common stock of NW Holdings.

PROSPECTUS

NORTHWEST NATURAL GAS COMPANY

DEBT SECURITIES

PREFERRED STOCK

Northwest Natural Gas Company (NW Natural) may offer any combination of the securities described in this prospectus in one or more offerings from time to time and in amounts authorized from time to time. NW Natural will provide specific terms of its securities, including their offering prices, in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

NW Natural may offer these securities directly or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. The “Plan of Distribution” section on page 20 of this prospectus also provides more information on this topic.

See the discussion of risk factors on page 3 of this prospectus and as contained in NW Natural’s annual, quarterly and current reports filed with the Securities and Exchange Commission (SEC) under the Securities Exchange Act of 1934, as amended (Exchange Act), which are incorporated by reference into this prospectus, to read about certain factors you should consider before purchasing any of the securities being offered.

NW Natural’s principal executive offices are located at One Pacific Square, 220 N.W. Second Avenue, Portland, Oregon 97209, and its telephone number is (503) 226-4211.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 2, 2018.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that NW Natural filed with the SEC utilizing a “shelf” registration, or continuous offering, process. Under this shelf registration or continuous offering process, NW Natural, from time to time, may sell any combination of the securities described in this prospectus in one or more offerings. NW Natural may offer Debt Securities or Preferred Stock.

This prospectus provides you with a general description of the securities that NW Natural may offer. Each time NW Natural sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. Material United States federal income tax considerations applicable to the offered securities will be discussed in the applicable prospectus supplement, if necessary. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

For more detailed information about the securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

WHERE YOU CAN FIND MORE INFORMATION

NW Natural files annual, quarterly and other reports and other information with the SEC. Reports, proxy statements and other information filed by NW Natural can be read and copied at the public reference room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You can obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

In addition, the SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information filed electronically by NW Natural. NW Natural’s parent, Northwest Natural Holding Company (NW Holdings), also maintains a Web site (http://www.nwnatural.com). Information contained on NW Holdings’ Web site does not constitute part of this prospectus and is not incorporated by reference into this prospectus. The reference to NW Holdings’ Web site is intended to be an inactive textual reference only.

The SEC allows NW Natural to “incorporate by reference” the information that NW Natural files with the SEC, which means that NW Natural may, in this prospectus, disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. NW Natural is incorporating by reference the documents listed below (other than any portions of such documents that are deemed to be furnished and not filed) and any future filings NW Natural makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until NW Natural sells all of the securities described in this prospectus or the offering that this prospectus relates to is terminated. Information that NW Natural files in the future with the SEC will automatically update and supersede this information.

We hereby incorporate by reference into this prospectus the following documents that we have filed with the SEC:

•	NW Natural’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

•	NW Natural’s Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2018.

•

NW Natural’s Current Reports on Form 8-K filed with the SEC on March 13, 2018, March 21, 2018, May 30, 2018, June 25, 2018, July 27, 2018, September 10, 2018 (on which date two Current Reports on Form 8-K were filed), September 24, 2018, and October 1, 2018.

You may request a copy of these documents, at no cost to you, by writing or calling Shareholder Services, Northwest Natural Gas Company, One Pacific Square, 220 N.W. Second Avenue, Portland, Oregon 97209, telephone 503-226-4211, extension 2402.

You should rely only on the information contained, or incorporated by reference, in this prospectus and any prospectus supplement. NW Natural has not, and any underwriters, agents or dealers have not, authorized anyone else to provide you with different information. NW Natural is not, and any underwriters, agents or dealers are not, making an offer of these securities or soliciting offers to buy these securities in any jurisdiction where the offer or solicitation is not permitted. You should not assume that the information contained in this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of such document or that the information incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document incorporated by reference.

FORWARD-LOOKING STATEMENTS

This prospectus does, and the documents incorporated herein by reference may, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act), and Section 21E of the Exchange Act. Although NW Natural believes these statements are based on reasonable assumptions, no assurance can be given that actual results will not differ from those in the forward-looking statements contained herein and in the incorporated documents. The forward-looking statements contained herein and in the incorporated documents may be affected by various uncertainties. For a further discussion of forward-looking statements and of factors which may affect forward-looking statements contained herein and in the incorporated documents, see NW Natural’s most recent Annual Report on Form 10-K, any of its Quarterly Reports on Form 10-Q and any of its Current Reports on Form 8-K filed after that Annual Report on Form 10-K, as well as other filings made with the SEC that are incorporated by reference into this prospectus.

NW NATURAL

NW Natural is principally engaged in the distribution of natural gas in Oregon and southwest Washington. NW Natural and its predecessors have supplied gas service to the public since 1859. NW Natural is a wholly-owned subsidiary of NW Holdings, which is a utility holding company primarily engaged, through NW Natural, in the distribution of natural gas. NW Natural’s executive offices are located at One Pacific Square, 220 N.W. Second Avenue, Portland, Oregon 97209. Its telephone number is 503-226-4211.

RISK FACTORS

Investing in the securities involves certain risks. You are urged to read and consider the risk factors described in NW Natural’s annual, quarterly and current reports filed with the SEC under the Exchange Act, which are incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information NW Natural includes or incorporates by reference into this prospectus. You should also be aware that new risks may emerge in the future at any time, and NW Natural cannot predict such risks or estimate the extent to which they may affect NW Natural’s financial condition or performance. The prospectus supplement applicable to each type or series of securities NW Natural offers may contain a discussion of additional risks applicable to an investment in NW Natural and the particular type of securities NW Natural is offering under that prospectus supplement.

USE OF PROCEEDS

Unless otherwise stated in a prospectus supplement, the net proceeds to be received by NW Natural from the sale of these securities will be added to the general funds of NW Natural and used for corporate purposes, primarily to fund, in part, NW Natural’s ongoing utility construction program and for general corporate purposes.

The prospectus supplement relating to a particular offering of securities will identify the use of proceeds for that offering.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO

COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

The ratios of earnings to fixed charges and the ratios of earnings to combined fixed charges and preference dividends, calculated according to the rules set forth under the Securities Act, for the following periods were:

Period	Ratios (1)
Twelve Months Ended June 30, 2018	2.95
Six Months Ended June 30, 2018 (2)	3.38
Year Ended December 31, 2017	3.44
Year Ended December 31, 2016	3.53
Year Ended December 31, 2015	3.23
Year Ended December 31, 2014	3.39
Year Ended December 31, 2013	3.21

Earnings consist of net income from continuing operations to which has been added taxes on income from continuing operations and fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt expense and discount or premium, and the estimated interest portion of rentals charged to income. Preference dividends are the amounts of pre-tax earnings from continuing operations that would be required to pay dividends on any outstanding preference equity securities (which could include any NW Natural preferred stock outstanding for the period).

(1)

NW Natural had no preference equity securities outstanding for any of the periods presented; therefore, the ratios of earnings to fixed charges are the same as the ratios of earnings to combined fixed charges and preference dividends.

(2)

A significant part of the businesses of NW Natural is seasonal in nature; therefore, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preference dividends for the interim period are not necessarily indicative of the results for a full year.

DESCRIPTION OF DEBT SECURITIES

General

The following sections set forth certain general terms and provisions of NW Natural’s secured, unsecured and junior subordinated debt securities, consisting of first mortgage bonds and debentures, notes or other debt, that NW Natural may offer by this prospectus. NW Natural will describe the particular terms of the debt securities, and provisions that vary from those described below, in one or more prospectus supplements.

DESCRIPTION OF THE BONDS

General

NW Natural will issue its first mortgage bonds, in one or more series, under the Mortgage and Deed of Trust, dated as of July 1, 1946, to Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company) (the Corporate Trustee), as trustee (the Mortgage Trustee), which has been amended and supplemented in the past and which may be supplemented again by one or more supplemental indentures relating to these securities. This Mortgage and Deed of Trust, as amended and supplemented, is referred to in this prospectus as the “Mortgage.” All first mortgage bonds issued or to be issued under the Mortgage, including the first mortgage bonds offered by this prospectus, are referred to herein as “First Mortgage Bonds.”

This section briefly summarizes some of the provisions of the First Mortgage Bonds and some of the provisions of the Mortgage and uses some terms that are not defined in this prospectus but that are defined in the Mortgage. This summary is not complete and is qualified in its entirety by reference to the Mortgage which has been filed with the SEC and is an exhibit to the registration statement filed with the SEC of which this prospectus is a part. You should read the Mortgage for a complete understanding of the provisions that may be important to you and for the definitions of some terms used in this summary.

Each series of First Mortgage Bonds may have different terms. NW Natural will include some or all of the following information about a specific series of First Mortgage Bonds in the prospectus supplement relating to those First Mortgage Bonds:

•	the designation of the series and the aggregate principal amount of those First Mortgage Bonds,

•	the interest rate(s) for those First Mortgage Bonds,

•	the currency or currencies in which payment of the principal of and interest on those First Mortgage Bonds may be made,

•	the date(s) on which those First Mortgage Bonds will mature,

•	the dates on which NW Natural will pay the interest on those First Mortgage Bonds and the date from which interest will accrue,

•	the place(s) where the principal of and interest on those First Mortgage Bonds will be payable,

•	whether all or any portion of those First Mortgage Bonds will be issued to a designated depositary,

•	the additional place(s) for the payment of principal or interest or for the registration or transfer of those First Mortgage Bonds,

•

any terms or obligations of NW Natural relating to creation of a sinking fund with respect to those First Mortgage Bonds or permitting conversion of those First Mortgage Bonds into capital stock of NW Natural or another entity,

•	any terms permitting bondholders to exchange those First Mortgage Bonds for other securities,

•	any terms pursuant to which NW Natural may redeem any of those First Mortgage Bonds, and

•	any other terms or provisions relating to those First Mortgage Bonds that are not inconsistent with the provisions of the Mortgage.

Except as may otherwise be described in a prospectus supplement, the covenants contained in the Mortgage will not afford holders of the First Mortgage Bonds protection in the event of a highly-leveraged or similar transaction involving NW Natural or in the event of a change in control.

Reserved Amendment Rights

NW Natural has reserved the right to amend the Mortgage, without the consent or other action of the holders of any series of First Mortgage Bonds created after November 1, 2016 or Secured Medium-Term Notes, Series B with an issue date after November 1, 2016, to make the changes described below in this “Description of First Mortgage Bonds.” Holders of any series of First Mortgage Bonds created after November 1, 2016 and Secured Medium-Term Notes, Series B with an issue date after November 1, 2016, including First Mortgage Bonds that NW Natural may offer by this prospectus, are deemed to have consented to these amendments. This section briefly summarizes the reserved amendment rights. This summary is not complete. You should read this summary together with the twenty-second supplemental indenture, dated as of November 1, 2016, which has been filed with the SEC and is an exhibit to the registration statement filed with the SEC of which this prospectus is a part, together with the Mortgage for a complete understanding of the reserved amendment rights.

Form, Exchange and Payment

Unless otherwise specified in the prospectus supplement relating to First Mortgage Bonds, First Mortgage Bonds will be (1) issued in fully registered form in denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000 and (2) exchangeable at the office of Deutsche Bank Trust Company Americas in New York City, without charge other than taxes or other governmental charges incident thereto, and principal, premium, if any, and interest will be payable at such office.

Security

First Mortgage Bonds issued or to be issued under the Mortgage are or will be secured by the Mortgage, which constitutes a first mortgage lien on certain gas utility properties owned from time to time by NW Natural (except as stated below).

The lien of the Mortgage is or may be subject to the following Excepted Encumbrances:

•

liens for taxes, assessments or governmental charges which are not delinquent or the validity of which is being contested at the time by NW Natural in good faith; and liens for workmen’s compensation awards and similar obligations which are not delinquent and undetermined liens or charges incidental to construction;

•

liens securing indebtedness, neither assumed nor guaranteed by NW Natural nor on which it customarily pays interest, existing on real property or rights in or relating to real property acquired by NW Natural for transmission line, transportation line, distribution line or right of way purposes;

•

rights of any municipality or public authority to terminate any right, power, franchise, grant, license or permit or to purchase or recapture or to designate a purchaser of any of the property of NW Natural or to control or regulate any property of NW Natural, or to use such property in a manner which does not materially impair the use of such property for the purposes for which it is held by NW Natural;

•

rights of others to take or receive any part of the power, gas, oil or other minerals or timber generated, developed, produced, manufactured, pumped or stored by, or grown on, or acquired with, any property of NW Natural;

•

easements, restrictions, exceptions or reservations in any property and/or rights of way of NW Natural for the purpose of roads, pipelines, transmission lines, distribution lines, removal of coal or other minerals or timber, and other like purposes, or for the joint or common use of real property, rights of way, facilities and/or equipment, and defects, irregularities and deficiencies in titles of any property and/or rights of way, which do not materially impair the use of such property and/or rights of way for the purposes for which such property and/or rights of way are held by NW Natural; or

•	any obligations or duties, affecting the property of NW Natural, to any municipality or public authority with respect to any franchise, grant, license or permit.

In addition, the lien of the Mortgage is or may be subject to the following:

•	vendors’ liens, purchase money mortgages and liens on property that already exist at the time NW Natural acquires that property;

•	liens for labor, materials, supplies or other objects given priority by law; and

•	liens for taxes, assessments or other governmental charges given priority by law.

NW Natural has reserved the right to amend the Mortgage to restate the definition of Excepted Encumbrances to mean substantially the following:

•

tax liens, assessments and other governmental charges or requirements which are not delinquent or which are being contested in good faith and by appropriate proceedings or of which at least ten business days’ notice has not been given to NW Natural’s general counsel or to such other person designated by NW Natural to receive such notices;

•

mechanics’, workmen’s, repairmen’s, materialmen’s, warehousemen’s and carriers’ liens, other liens incident to construction, liens or privileges of any of NW Natural’s employees for salary or wages earned, but not yet payable, and other liens, including without limitation liens for worker’s compensation awards, arising in the ordinary course of business for charges or requirements which are not delinquent or which are being contested in good faith and by appropriate proceedings or of which at least ten business days’ notice has not been given to NW Natural’s general counsel or to such other person designated by NW Natural to receive such notices;

•	specified judgment liens;

•	easements, leases, reservations or other rights of others (including governmental entities) in, and defects of title in, NW Natural’s property;

•

liens securing indebtedness or other obligations relating to real property NW Natural acquired for specified transmission, distribution or communication purposes or for the purpose of obtaining rights of way;

•	specified leases and leasehold, license, franchise and permit interests;

•	liens resulting from law, rules, regulations, orders or rights of governmental authorities and specified liens required by law or governmental regulations;

•

liens to secure public obligations, rights of others to take minerals, timber, electric energy or capacity, gas, water, steam or other products produced by NW Natural or by others on NW Natural’s property;

•	rights and interests of persons other than NW Natural arising out of agreements relating to the common ownership or joint use of property, and liens on the interests of those persons in such property;

•	restrictions on assignment and/or requirements of any assignee to qualify as a permitted assignee and/or public utility or public services corporation;

•	liens which have been bonded for the full amount in dispute or for the payment of which other adequate security arrangements have been made;

•

certain easements, ground leases and rights of way for the purpose of roads, pipelines, transmission lines, distribution lines, communication lines, railways, removal or transportation of coal, lignite, gas, oil or other minerals or timber, and other like purposes, or for the joint or common use of real property, rights of way, facilities and/or equipment, so long as such grant shall not materially impair the use of the property or rights of way for the purposes for which such property or rights of way are held by NW Natural; and

•	certain prepaid liens. (See Twenty-second Supplemental Indenture, Section 2.17 and the definition of Permitted Liens in Section 1.07.)

The following are excepted from the lien of the Mortgage:

(1)	cash and securities;

(2)	certain equipment, apparatus, materials or supplies;

(3)	aircraft, automobiles and other vehicles;

(4)	receivables, contracts, leases and operating agreements;

(5)	timber, minerals, mineral rights and royalties; and

(6)	all Natural Gas and Oil Production Property. (See Mortgage, pages 10-11 and Section 4.)

No stock, properties or other assets of NW Natural subsidiaries are subject to the Mortgage.

The Mortgage contains provisions that impose the lien of the Mortgage on property acquired by NW Natural after the date of the Mortgage, other than the excepted property described above and subject to pre-existing liens. However, if NW Natural consolidates, merges or sells substantially all of its assets to another entity, the lien created by the Mortgage will generally not cover the property of the successor, other than the mortgaged property it acquires from NW Natural and improvements, extensions, additions, renewals and replacements of that property. (See Mortgage, Article XVI.)

The Mortgage provides that the Mortgage Trustee shall have a lien upon the mortgaged property, prior to that of the First Mortgage Bonds, for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. This lien takes priority over the lien securing the First Mortgage Bonds. (See Mortgage, Section 96.)

NW Natural has reserved the right to amend the Mortgage to add any one or more of following types of property to the list of excepted property described above:

(1)	any vessels or marine equipment;

(2)

any personal property of such character that the perfection of a security interest therein or other lien thereon is not governed by the Uniform Commercial Code in effect where NW Natural is organized or the property is located;

(3)	any general intangibles, including computer software;

(4)	any intellectual property rights;

(5)

any governmental and other licenses, permits, or franchises (other than NW Natural’s franchises, permits and licenses that are transferable and necessary for the operation of the mortgaged property); or

(6)	any unrecorded easements and rights of way.

NW Natural has also reserved the right to amend the Mortgage to subject any excepted property to the lien of the Mortgage and to define the term “mineral rights” for purposes of the Mortgage to exclude any rights or other property constructed, acquired or held primarily for the purpose of storing and withdrawing gas that has been injected into, or may from time to time may be injected into, storage reservoirs or other facilities located on or under real property, whether or not such rights or other property constitute “mineral rights” under applicable law. (See Twenty-second Supplemental Indenture, Sections 2.05, 2.08 and 2.23.)

Issuance of Additional First Mortgage Bonds

First Mortgage Bonds may be issued from time to time on the basis of:

(1)	70% of property additions, after adjustments to offset retirements (See “Modification of the Mortgage—Issuance of Additional First Mortgage Bonds,” below);

(2)	the retirement of First Mortgage Bonds or qualified lien bonds; or

(3)	the deposit of cash.

With certain exceptions in the case of (2) above, the issuance of First Mortgage Bonds must meet an earnings test. The adjusted net earnings before income taxes for 12 consecutive months out of the preceding 15 months must be at least twice the annual interest requirements on all First Mortgage Bonds at the time outstanding, including the First Mortgage Bonds being issued, and all indebtedness of prior rank.

For purposes of determining annual interest requirements, interest on First Mortgage Bonds or other indebtedness bearing interest at a variable interest rate shall be computed at the average of the interest rates borne by such First Mortgage Bonds or other indebtedness during the period of calculation or, if such First Mortgage Bonds or other indebtedness shall have been issued after such period or shall be the subject of pending applications, interest shall be computed at the initial rate borne upon issuance.

Property additions generally include gas, electric, steam or hot water property or gas by-product property acquired after March 31, 1946, but will not include certain assets, including securities, airplanes, automobiles or other vehicles, or natural gas transmission lines or Natural Gas and Oil Production Property. As of June 30, 2018, approximately $335.1 million of property additions were available for use as the basis for the issuance of First Mortgage Bonds. As of June 30, 2018, approximately $460.3 million of retired First Mortgage Bonds were available for use as the basis for the issuance of First Mortgage Bonds.

The Mortgage contains certain restrictions upon the issuance of First Mortgage Bonds against property subject to liens.

(See Mortgage, Sections 4-7, 20-30 and 46, Third Supplemental Indenture, Sections 3 and 4, Eighteenth Supplemental Indenture, Section 2.01, and Twenty-second Supplemental Indenture, Sections 1.03 and 1.04.)

NW Natural has reserved the right to amend the Mortgage (1) to delete the earnings test and (2) to modify the definition of property additions to mean all mortgaged property acquired or constructed by NW Natural after March 31, 1946. (See Twenty-second Supplemental Indenture, Sections 2.01 and 2.05.)

NW Natural has also reserved the right to amend the Mortgage to change the definition of funded property from time to time. To change the definition of funded property, NW Natural must deliver to the Corporate Trustee an independent engineer’s certificate referred to as a “funded property certificate.” This funded property certificate will describe all or a portion of mortgaged property which has a fair value not less than the sum of the principal amount of the First Mortgage Bonds outstanding and the principal amount of the First Mortgage Bonds that NW Natural is entitled to have authenticated on the basis of retired First Mortgage Bonds divided by 70%. Once this funded property certificate is delivered to the Corporate Trustee, the definition of “funded property” will mean any mortgaged property described in the funded property certificate. Property additions will become funded property when used under the Mortgage for the issuance of bonds, the release or retirement of funded property, or the withdrawal of cash deposited with the Corporate Trustee for the issuance of bonds or the release of Funded property. (See Twenty-second Supplemental Indenture, Section 2.03.)

Release and Substitution of Property

Property may be released from the lien of the Mortgage, at the lesser of its cost or its fair value at the time that such property became funded property, on the basis of:

(1)	the deposit of cash or, to a limited extent, purchase money mortgages;

(2)	property additions acquired by NW Natural in the last five years; or

(3)	the waiver of the right to issue First Mortgage Bonds on the basis of retired First Mortgage Bonds, in each case without applying an earnings test.

Cash so deposited as the basis for a release and cash deposited as the basis for the issuance of additional First Mortgage Bonds may be withdrawn upon the bases stated in (2) and (3) above without applying an earnings test. When property released is not funded property, property additions used to effect the release may again, in certain cases, become available as credits under the Mortgage, and the waiver of the right to issue First Mortgage Bonds to effect the release may, in certain cases, cease to be effective as such a waiver. Similar provisions are in effect as to cash proceeds of such property. The Mortgage contains special provisions with respect to qualified lien bonds pledged and the disposition of moneys received on pledged prior lien bonds. In addition, NW Natural may release unfunded mortgaged property if after such release at least one dollar of unfunded mortgaged property remains subject to the lien of the Mortgage. (See Mortgage, Sections 5, 31, 32, 37, 46 to 50, 59 to 61, 100 and 118, Eighteenth Supplemental Indenture, Section 2.03, and Twenty-second Supplemental Indenture, Sections 1.02 and 1.06.)

NW Natural has reserved the right to amend the Mortgage as follows:

•	to permit releases of property without the sale or disposition of such property;

•	to eliminate the limit on purchase money mortgages referred to in clause (1) above;

•	to eliminate the five-year limit on property additions referred to in clause (2) above; and

•

to increase the amount of property that may be released on the basis of clause (3) above to 10/7ths of aggregate principal amount of First Mortgage Bonds so waived. (See Twenty-second Supplemental Indenture, Sections 2.02, 2.20, 2.21 and 2.22.)

Satisfaction and Discharge of Mortgage

The lien of the Mortgage may be canceled and discharged whenever all indebtedness secured by the Mortgage has been paid. First Mortgage Bonds, or any portion of the principal amount thereof, will, prior to the maturity thereof, be deemed to have been paid for purposes of satisfying the lien of the Mortgage and shall not be deemed to be outstanding for any other purpose of the Mortgage if there shall have been deposited with the Corporate Trustee either:

(1)	moneys in the necessary amount; or

(2)	(a) direct obligations of the government of the United States of America; or

(b)	obligations guaranteed by the government of the United States of America; or

(c)

securities that are backed by obligations of the government of the United States of America as collateral under an arrangement by which the interest and principal payments on the collateral generally flow immediately through to the holder of the security, which in any case are not subject to redemption prior to maturity by anyone other than the holders, and the principal of and the interest on which when due, and without any regard to reinvestment thereof, shall be sufficient to pay when due the principal of, premium, if any, and interest due and to become due on said First Mortgage Bonds or portions thereof on the redemption date or maturity date thereof, as the case may be. (See Mortgage, Section 106 and Thirteenth Supplemental Indenture, Section 3.02.)

Defaults and Notice Thereof

Defaults are:

(1)	default in payment of principal;

(2)	default for 60 days in payment of interest or of installments of funds for the retirement of First Mortgage Bonds;

(3)	certain defaults with respect to qualified lien bonds;

(4)	certain events in bankruptcy, insolvency or reorganization; and

(5)	default for 90 days after notice in the case of a breach of certain other covenants.

The Mortgage Trustee may withhold notice of default (except in payment of principal, interest or any fund for the retirement of First Mortgage Bonds) if it thinks it is in the interest of the bondholders. (See Mortgage, Sections 65 and 66.)

Holders of 25% of the First Mortgage Bonds may declare the principal and the interest due on default, but a majority may annul such declaration if such default has been cured. There is no automatic acceleration even in the event of NW Natural’s bankruptcy, insolvency or reorganization. No holder of First Mortgage Bonds may enforce the lien of the Mortgage without giving the Mortgage Trustee written notice of a default and unless holders of 25% of the First Mortgage Bonds have requested the Mortgage Trustee to act and offered it reasonable opportunity to act and the Mortgage Trustee has failed to act. The Mortgage Trustee is not required to risk its funds or incur personal liability if there is reasonable ground for believing that the repayment is not reasonably assured. Holders of a majority of the First Mortgage Bonds may direct the time, method and place of conducting any proceedings for any remedy available to the Mortgage Trustee, or exercising any trust or power conferred upon the Mortgage Trustee, but the Mortgage Trustee is not required to follow such direction if not sufficiently indemnified for expenditures. (See Mortgage, Sections 67, 71, 80 and 94.)

Evidence to be Furnished to the Mortgage Trustee

Compliance with the Mortgage provisions is evidenced by written statements of NW Natural’s officers or persons selected by NW Natural. In certain major matters the accountant, engineer, appraiser or other expert must be independent. Various certificates and other papers, including an annual certificate with reference to compliance with the terms of the Mortgage and absence of defaults, are required to be filed annually and upon the occurrence of certain events. (See Mortgage, Sections 38, 41-46 and 121.)

Modification of the Mortgage

The rights of the bondholders may be modified with the consent of holders of 66 2/3% of the First Mortgage Bonds and, if less than all series of First Mortgage Bonds are affected, the consent also of holders of 66 2/3% of First Mortgage Bonds of each series affected. In general, no modification of the terms of payment of principal and interest, permitting liens prior or equal to the lien of the Mortgage, depriving a non-assenting bondholder of the benefit of a lien on the mortgaged property or reducing the percentage required for modification (except as provided above) will be effective against any bondholder without his or her consent. (See Ninth Supplemental Indenture, Section 6, and Twenty-second Supplemental Indenture, Section 1.01.)

NW Natural has reserved the right to amend the Mortgage to provide that the rights of the bondholders (other than those described above that require the consent of each affected bondholder) may be modified with the consent of the holders of a majority in aggregate principal amount of then outstanding First Mortgage Bonds, considered as one class, or if less than all of the series of First Mortgage Bonds outstanding are directly affected by a proposed amendment or modification, then the consent of the holders of only a majority in aggregate principal amount of the outstanding First Mortgage Bonds of all series that are directly affected, considered as one class. (See Twenty-second Supplemental Indenture, Section 2.15.)

NW Natural has reserved the right to amend the Mortgage to permit NW Natural and the Corporate Trustee, without the consent of any holder of First Mortgage Bonds, to enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the assumption by any permitted successor of NW Natural’s covenants in the Mortgage and in the First Mortgage Bonds;

•

to add one or more covenants or other provisions for the benefit of the holders of all or any series of First Mortgage Bonds, or to surrender any right or power conferred upon NW Natural and to make an occurrence of a default in performance of any such additional covenants, an additional “default”;

•

to correct or amplify the description of any property at any time subject to the lien of the Mortgage, or better to assure, convey and confirm unto the Mortgage Trustee any property subject or required to be subjected to the lien of the Mortgage, or to subject to the lien of the Mortgage additional property;

•

to change or eliminate or add any new provision to the Mortgage; provided, however, that no such change, elimination or addition will adversely affect the interests of the holders of First Mortgage Bonds of any series in any material respect;

•	to establish the form or terms of First Mortgage Bonds of any other series as permitted by the Mortgage;

•	to provide for the procedures required to permit NW Natural to utilize, at its option, a non-certificated system of registration for all or any series of First Mortgage Bonds;

•

to change any place where principal, premium, if any, and interest shall be payable, First Mortgage Bonds may be surrendered for registration of transfer or exchange, and notices and demands to NW Natural may be served; and

•

to cure any ambiguity or inconsistency or to make any other changes or additions to the provisions of the Mortgage if such changes or additions will not adversely affect the interests of the holders of First Mortgage Bonds of any series in any material respect. (See Twenty-second Supplemental Indenture, Section 2.16.)

Consolidation, Merger and Conveyance of Assets

The Mortgage provides that NW Natural may consolidate with or merge into any other entity or convey, transfer or lease as, or substantially as, an entirety to any entity the mortgaged property, if:

•

such merger, consolidation, conveyance, transfer or lease is upon such terms as to preserve, and in no respect impair, the lien and security of the Mortgage and the rights and powers of the Mortgage Trustee and the holders of First Mortgage Bonds;

•	the survivor or successor corporation expressly assumes by supplemental indenture NW Natural’s obligations on all First Mortgage Bonds then outstanding and under the Mortgage; and

•

in the case of a lease, such lease is made expressly subject to termination by NW Natural or by the Mortgage Trustee and by the purchaser of the property so leased at any sale thereof at any time during the continuance of a default under the Mortgage.

In the case of the conveyance or other transfer of the mortgaged property as, or substantially as, an entirety to another corporation, upon the satisfaction of all the conditions described above, such corporation would succeed and be substituted for NW Natural under the Mortgage.

The Mortgage does not prevent or restrict any conveyance or other transfer, or lease, of any part of the mortgaged property that does not constitute the entirety, or substantially the entirety, of the mortgaged property.

Although NW Natural’s successor may, in its sole discretion, subject to the lien of the Mortgage any property then owned or thereafter acquired by the successor, the lien of the Mortgage generally will not cover the property of the successor other than the mortgaged property it acquires from NW Natural and improvements, extensions and additions to such property and renewals, replacements and substitutions thereof, within the meaning of the Mortgage.

The terms of the Mortgage do not restrict mergers in which NW Natural is the surviving entity. (See Mortgage, Sections 85, 86 and 87.)

NW Natural has reserved the right to amend the Mortgage as follows:

•

to provide that, in the case of a consolidation or merger after the consummation of which NW Natural would be the surviving or resulting entity, unless NW Natural otherwise provides in a supplemental indenture to the Mortgage, the lien of the Mortgage will generally not cover any of the properties acquired by NW Natural in or as a result of such transaction or any improvements, extensions or additions to those properties;

•

to provide that any conveyance, transfer or lease of any of NW Natural’s properties where NW Natural retains mortgaged property with a fair value in excess of 10/7ths of the aggregate principal amount of all outstanding First Mortgage Bonds, and any other outstanding debt secured by a purchase money lien that ranks equally with, or senior to, the First Mortgage Bonds with respect to the mortgaged property, shall not be deemed to be a conveyance, transfer or lease of all or substantially all of the mortgaged property. This fair value will be determined within 90 days of the conveyance, transfer or lease by an independent expert that NW Natural selects; and

•

to provide that if NW Natural transfers all or substantially all of the mortgaged property as an entirety to a successor entity as described above, NW Natural may be released of all of its obligations under the Mortgage or any First Mortgage Bonds assumed by such successor. (See Twenty-second Supplemental Indenture, Sections 2.09, 2.10 and 2.18.)

The Corporate Trustee

Deutsche Bank Trust Company Americas also serves as the Indenture Trustee under the Indenture under which the Indenture Securities, as defined below, are issued.

NW Natural has reserved the right to amend the Mortgage without the consent or other action by the holders of First Mortgage Bonds to provide that, so long as no default has occurred and is continuing and except with respect to a Corporate Trustee appointed by act of the bondholders, if NW Natural has delivered to the Corporate Trustee a board resolution appointing a successor Corporate Trustee and the successor has accepted the appointment in accordance with the terms of the Mortgage, the Corporate Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as Corporate Trustee in accordance with the Mortgage. (See Twenty-second Supplemental Indenture, Section 2.11.)

DESCRIPTION OF THE UNSECURED DEBT SECURITIES

General

NW Natural will issue its unsecured debt securities, in one or more series, under an Indenture, dated as of June 1, 1991, between NW Natural and Deutsche Bank Trust Company Americas, as trustee (Indenture Trustee). This Indenture, as it may be amended and supplemented from time to time, is referred to in this prospectus as the “Indenture.” These unsecured debt securities offered by this prospectus are referred to in this prospectus as the “Unsecured Debt Securities.”

The Indenture provides for the issuance of debentures, notes or other debt by NW Natural in an unlimited amount from time to time. The Unsecured Debt Securities and all other debentures, notes or other debt of NW Natural issued or to be issued under the Indenture are collectively referred to in this prospectus as the “Indenture Securities.”

The Indenture does not limit the amount of debt, secured or unsecured, which may be issued by NW Natural.

Indenture Securities will rank equally with all other unsecured and unsubordinated indebtedness of NW Natural. Substantially all of the gas plants, distribution systems and certain other materially important physical properties of NW Natural are subject to the lien of the Mortgage securing the First Mortgage Bonds. (See “Description of the Bonds—Security” and “—Issuance of Additional First Mortgage Bonds”, above.)

This section briefly summarizes some of the provisions of the Unsecured Debt Securities and some of the provisions of the Indenture and uses some terms that are not defined in this prospectus but that are defined in the Indenture. This summary is not complete and is qualified in its entirety by the Indenture which is on file with the SEC. You should read the Indenture for a complete understanding of the provisions that may be important to you and for the definitions of some terms used in this summary.

Each series of Unsecured Debt Securities may have different terms. NW Natural will include some or all of the following information about a specific series of Unsecured Debt Securities in the prospectus supplement(s) relating to those Unsecured Debt Securities:

•	the title of those Unsecured Debt Securities;

•	any limit upon the aggregate principal amount of those Unsecured Debt Securities;

•	whether those Unsecured Debt Securities will be offered on a periodic basis, with the specific terms of such Unsecured Debt Securities to be determined upon their issuance;

•	the date(s) on which, and the manner in which, NW Natural will pay the principal of those Unsecured Debt Securities;

•

the rate(s) of interest on those Unsecured Debt Securities, or how the rate(s) of interest will be determined, the date(s) from which interest will accrue, the dates on which NW Natural will pay interest, the record date for any interest payable on any interest payment date, the manner in which such interest shall be payable, and the basis of computation of interest;

•

the place(s) at which or methods by which the registered owners of those Unsecured Debt Securities may transfer or exchange those Unsecured Debt Securities and serve notices and demands to or upon NW Natural;

•	any date(s) on which, the price(s) at which and the terms and conditions upon which those Unsecured Debt Securities may be redeemed, in whole or in part, at the option of NW Natural;

•

any obligation of NW Natural, and the terms and conditions thereof, to redeem or repurchase those Unsecured Debt Securities, pursuant to any sinking fund or other provisions that would obligate NW Natural to repurchase or redeem those Unsecured Debt Securities;

•	the denominations in which NW Natural may issue those Unsecured Debt Securities, if other than denominations of $1,000 and any integral multiple of $1,000;

•

whether the amount of payments of principal of, or premium, if any, or interest on those Unsecured Debt Securities, may be determined with reference to an index, and, if so the manner in which such amounts shall be determined;

•

the portion of the principal amount of those Unsecured Debt Securities that NW Natural will pay upon declaration of acceleration of the maturity of those Unsecured Debt Securities, if other than the entire principal amount of those Unsecured Debt Securities;

•

any events of default with respect to those Unsecured Debt Securities and any covenants of NW Natural for the benefit of the registered owners of those Unsecured Debt Securities, other than those specified in this prospectus;

•	the terms, if any, pursuant to which those Unsecured Debt Securities may be converted into or exchanged for shares of capital stock or other securities of NW Natural or any other entity;

•

the person to whom NW Natural will pay interest on those Unsecured Debt Securities on any interest payment date, if other than the person in whose name those Unsecured Debt Securities are registered at the close of business on the record date for that interest payment;

•	the amount and terms of a service charge, if any, for the registration of transfer or exchange of those Unsecured Debt Securities;

•	any exceptions to the definition of Legal Holiday or variation in the definition of Business Day under the Indenture with respect to those Unsecured Debt Securities;

•	the terms, if any, required to permit those Unsecured Debt Securities to be registered pursuant to a non-certificated system of registration; and

•	any other terms of those Unsecured Debt Securities that are not inconsistent with the provisions of the Indenture.

Except as may otherwise be described in a prospectus supplement, the covenants contained in the Indenture will not afford holders of the Unsecured Debt Securities protection in the event of a highly-leveraged or similar transaction involving NW Natural or in the event of a change in control.

Form, Exchange and Payment

Unless otherwise specified in the prospectus supplement relating to the Unsecured Debt Securities, the Unsecured Debt Securities will be (1) issued in fully registered form in denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000 and (2) exchangeable at the office of Deutsche Bank Trust Company Americas in New York City, without charge other than taxes or other governmental charges incident thereto, and principal, premium, if any, and interest will be payable at such office.

Defeasance

The principal amount of the Unsecured Debt Securities of any series issued under the Indenture will be deemed to have been paid for purposes of the Indenture and the entire indebtedness of NW Natural in respect thereof will be deemed to have been satisfied and discharged, if there shall have been irrevocably deposited with the Indenture Trustee, in trust:

(1)	money in an amount which will be sufficient; or

(2)

in the case of a deposit made prior to the maturity of those Unsecured Debt Securities, Government Obligations (as defined below), which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide moneys which, together with the money, if any, deposited with or held by the Indenture Trustee, will be sufficient; or

(3)	a combination of (1) and (2) which will be sufficient,

to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the Unsecured Debt Securities of that series that are outstanding. For this purpose, Government Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States of America entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof. (See Indenture, Sections 101, 701.)

If NW Natural deposits any money and/or Government Obligations with respect to the Unsecured Debt Securities of any series, or any portion of the principal amount thereof, prior to the maturity or redemption of such Unsecured Debt Securities or such portion of the principal amount thereof, for the satisfaction or discharge of the indebtedness of NW Natural in respect to such Unsecured Debt Securities or such portion thereof as described in Section 701 of the Indenture, NW Natural shall deliver to the Indenture Trustee either:

(1)

an instrument wherein NW Natural, notwithstanding such satisfaction and discharge, shall assume the obligation to irrevocably deposit with the Indenture Trustee such additional sums of money, if any, or additional Government Obligations, if any, or any combination thereof, at such time or times, as shall be necessary, together with the money and/or Government Obligations previously deposited, to pay when due the principal of and premium, if any, and interest due and to become due on such Unsecured Debt Securities or such portions thereof, all in accordance with and subject to the provisions of said Section 701; provided, however, that such instrument may state that the obligation of NW Natural to make additional deposits as described above shall be subject to the delivery to NW Natural by the Indenture Trustee of a notice asserting the amount of such deficiency accompanied by an opinion of an independent public accountant of nationally recognized standing, selected by the Indenture Trustee, showing the calculation thereof; or

(2)

an opinion of counsel to the effect that the holders of such Unsecured Debt Securities, or such portions of the principal amount thereof, will not recognize income, gain or loss for United States federal income tax purposes as a result of such satisfaction and discharge and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such satisfaction and discharge had not been effected.

In the event that NW Natural shall elect to deliver to the Indenture Trustee an instrument as described in clause (1) of the preceding paragraph in connection with any such deposit of money and/or Government Obligations with the Indenture Trustee, under current applicable United States federal income tax regulations, the holders of such Unsecured Debt Securities, or such portions thereof, will not recognize income, gain or loss for United States federal income tax purposes as a result of such satisfaction and discharge and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such deposit had not been effected. There can be no assurance that such United States federal income tax regulations will not change such that, as a result of such deposit and delivery by NW Natural of such instrument, holders of Unsecured Debt Securities may recognize income, gain or loss for United States federal income tax purposes and may not be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such deposit had not been made.

Events of Default and Notice Thereof

Events of default are:

(1)	default for three business days in payment of principal;

(2)	default for 60 days in payment of interest;

(3)	certain events in bankruptcy, insolvency or reorganization;

(4)	default for 90 days after notice in the case of a breach of any other covenant; and

(5)	any other event of default specified with respect to the Indenture Securities of a particular series.

No event of default with respect to a series of Indenture Securities necessarily constitutes an event of default with respect to the Indenture Securities of any other series.

The Indenture Trustee may withhold notice of default (except in payment of principal, interest or any funds for the retirement of Indenture Securities) if it, in good faith, determines that withholding of such notice is in the interest of the holders of the Indenture Securities. (See Indenture, Sections 801 and 903.)

Either the Indenture Trustee or the holders of not less than 33% in principal amount (or such lesser amount as may be provided in the case of discount Indenture Securities) of the outstanding Indenture Securities of all defaulted series, considered as one class, may declare the principal and interest on such series due on default, but NW Natural may annul such default by effecting its cure and paying overdue interest and principal. There is no automatic acceleration even in the event of NW Natural’s bankruptcy, insolvency or reorganization. No holder of Indenture Securities may enforce the Indenture without having given the Indenture Trustee written notice of default, and unless the holders of a majority of the Indenture Securities of all defaulted series, considered as one class, shall have requested the Indenture Trustee to act and offered reasonable indemnity, and for 60 days the Indenture Trustee shall have failed to act. But, each holder has an absolute right to receive payment of principal and interest when due and to institute suit for the enforcement of such payment. The Indenture Trustee is not required to risk its funds or incur any financial liability if it has reasonable grounds to believe that repayment is not reasonably assured.

The holders of a majority of the Indenture Securities of all defaulted series, considered as one class, may direct the time, method and place of conducting any proceedings for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee, with respect to the Indenture Securities of such series, but the Indenture Trustee is not required to follow such direction if not sufficiently indemnified and the Indenture Trustee may take any other action it deems proper which is not inconsistent with such direction. (See Indenture, Sections 802, 807, 808, 812 and 902.)

Evidence to be Furnished to the Indenture Trustee

Compliance with the Indenture provisions will be evidenced by written statements of NW Natural’s officers. An annual certificate with reference to compliance with the covenants and conditions of the Indenture and the absence of defaults is required to be filed with the Indenture Trustee. (See Indenture, Section 1004.)

Modification of the Indenture

The rights of the holders of the Indenture Securities may be modified with the consent of the holders of a majority of the Indenture Securities of all series or Tranches, as defined below, affected, considered as one class. However, certain specified rights of the holders of Indenture Securities may be modified without the consent of the holders if such modification would not be deemed to adversely affect their interests in any material respect.

In general, no modification of the terms of payment of principal and interest, no reduction of the percentage in principal amount of the Indenture Securities outstanding under such series required to consent to any supplemental indenture or waiver under the Indenture, no reduction of such percentage necessary for quorum and voting, and no modification of certain of the provisions in the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults is effective against any holder of Indenture Securities without the consent of such holder. “Tranche” means a group of Indenture Securities which are of the same series and have identical terms except as to principal amount and/or date of issuance. (See Indenture, Article Twelve.)

The Indenture Trustee

Deutsche Bank Trust Company Americas also serves as the Corporate Trustee under the Mortgage under which the First Mortgage Bonds are issued.

DESCRIPTION OF PREFERRED STOCK

General

The following is a summary of certain rights and privileges of NW Natural’s preferred stock. This summary description does not purport to be complete. Reference is made to the laws of the State of Oregon, NW Natural’s Amended and Restated Articles of Incorporation and Bylaws, and any articles of amendment to the Amended and Restated Articles of Incorporation establishing a particular series of preferred stock that are filed with the SEC and incorporated herein by reference. The following statements are qualified in their entirety by such references.

The Board of Directors is authorized under NW Natural’s Amended and Restated Articles of Incorporation to provide for the issuance from time to time of preferred stock in one or more series, and as to each series to fix and determine the relative rights and preferences, serial designation, dividend rate, redemption prices, voluntary and involuntary liquidation prices, sinking fund provisions for the redemption or purchase of shares, if any, and conversion provisions, if any, applicable to shares of such series. NW Natural will include some or all of this information about a specific series of preferred stock being offered under this prospectus in the prospectus supplement(s) relating to such series. As used herein, the term “preferred stock” includes all series.

Under NW Natural’s Amended and Restated Articles of Incorporation, NW Natural is authorized to issue 100,000,000 shares of common stock, 3,500,000 shares of preferred stock and one share of a separate class of junior preferred stock. The junior preferred stock is not entitled to receive or participate in any dividends and does not have any voting rights other than as required by law except that NW Natural may not commence a voluntary bankruptcy filing without the consent of the holder of the junior preferred stock. At October 1, 2018, no shares of preferred stock and one share of junior preferred stock were outstanding and all of NW Natural’s common stock was held by its parent, NW Holdings.

Dividends and Liquidation Rights

Each series of the preferred stock shall be entitled, in preference to the common stock, (1) to dividends cumulative from the date of issue, at the rate fixed by the Board of Directors, payable quarterly on February 15, May 15, August 15 and November 15 in each year or on such other date or dates as the Board of Directors shall determine and (2) in voluntary and involuntary liquidation, to the amounts fixed for each series by the Board of Directors, plus in each case, unpaid accumulated dividends.

Voting Rights

Generally, only NW Natural’s common stock has voting rights. The common stock has cumulative voting rights with respect to the election of directors. The preferred stock shall have no right to vote in the election of directors or for any other purpose, except as may be otherwise provided by law or by resolutions establishing any series of preferred stock in accordance with NW Natural’s Amended and Restated Articles of Incorporation.

Dividend Limitations

Should dividends on the preferred stock be in arrears, no dividends on the common stock may be paid or declared.

PLAN OF DISTRIBUTION

NW Natural may sell the securities offered pursuant to this prospectus and one or more prospectus supplements (Offered Securities), on a continuous or delayed basis, in one or more series: (1) through one or more underwriters or dealers; (2) through one or more agents; (3) directly to a single purchaser or a limited number of purchasers; (4) through a combination of any such methods of sale; or (5) through other methods described in the applicable prospectus supplement.

Through Underwriters or Dealers

If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at the initial public offering price or at varying prices determined at the time of the sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more managing underwriters. The underwriter or underwriters with respect to the Offered Securities will be named in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such prospectus supplement. Unless otherwise set forth in such prospectus supplement, the obligations of the underwriters to purchase the Offered Securities offered by such prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Offered Securities if any are purchased. If a dealer is used in the sale, the securities will be sold to the dealer as principal. The dealer may then resell those securities at varying prices determined at the time of resale.

Through Agents

The Offered Securities may be sold through agents designated by NW Natural from time to time. A prospectus supplement will set forth the name of any agent involved in the offer or sale of the Offered Securities in respect of which such prospectus supplement is delivered as well as any commissions payable by NW Natural to such agent. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

Directly to One or More Purchasers

NW Natural may sell the Offered Securities directly to one or more purchasers. In this case, no underwriters or agents would be involved.

General Information

The prospectus supplement with respect to the Offered Securities will set forth the terms of the offering of such Offered Securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such Offered Securities and the proceeds to NW Natural from such sale;

•	any underwriting discounts, agents’ commissions and other items constituting underwriting compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If so indicated in the prospectus supplement with respect to the Offered Securities, NW Natural may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the Offered Securities from NW Natural at the initial public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in such prospectus supplement, and such prospectus supplement will set forth the commission payable for solicitation of such contracts.

The securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which are referred to herein as the “remarketing firms,” acting as principals for their own accounts or as our agent, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed thereby.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement.

Agents, underwriters and dealers may be entitled under agreements entered into with NW Natural to indemnification by NW Natural against certain civil liabilities, including certain liabilities under the Securities Act or to contribution by NW Natural with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to NW Natural’s Current Report on Form 8-K dated September 24, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGALITY

The legality of the securities will be passed upon for NW Natural by MardiLyn Saathoff, Esquire, Senior Vice President, Regulation and General Counsel of NW Natural, and by Morgan, Lewis & Bockius LLP, New York, New York. Ms. Saathoff may rely upon the opinion of Morgan, Lewis & Bockius LLP as to certain legal matters arising under New York law. Morgan, Lewis & Bockius LLP may rely upon the opinion of Ms. Saathoff as to certain legal matters arising under Oregon law. Ms. Saathoff is regularly employed by NW Natural, participates in various employee benefit plans under which she may receive shares of common stock of NW Holdings and currently beneficially owns less than one percent of the outstanding shares of common stock of NW Holdings.

NORTHWEST NATURAL GAS COMPANY

Secured Medium-Term Notes,

Series B

Unsecured Medium-Term Notes,

Series B

PROSPECTUS SUPPLEMENT

BMO Capital Markets

BofA Merrill Lynch

CIBC Capital Markets

J.P. Morgan

Piper Jaffray

RBC Capital Markets

TD Securities

UBS Investment Bank

U.S. Bank National Association

Wells Fargo Securities

October 3, 2018